EXHIBIT (g)
                                CUSTODY AGREEMENT


         This AGREEMENT is made and entered into as of this 31st day of December, 1999, by and between The Jundt Growth Fund, Inc. ("JGF"), Jundt Funds, Inc. ("JFI") and American Eagle Funds, Inc. ("AEF"), each a corporation organized under the laws of the State of Minnesota (each hereinafter referred to as a "Company"), and Firstar Bank, N.A., a national banking association (the "Custodian").

                              W I T N E S S E T H:

         WHEREAS, each Company desires that the Company's Securities and cash be held and administered by the Custodian pursuant to this Agreement; and

         WHEREAS, each Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Custodian represents that it is a bank having the qualifications prescribed in Section 26(a)(i) of the 1940 Act;

         NOW, THEREFORE, in consideration of the mutual agreements herein made, each Company and the Custodian hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

         1.1 "Authorized Person" means any Officer or other person duly authorized by resolution of the Board of Directors of a Company to give Oral Instructions and Written Instructions on behalf of a Fund and named in Exhibit A hereto or in such resolutions of the Board of Directors, certified by an Officer, as may be received by the Custodian from time to time.

         1.2 "Board of Directors" shall mean the board of directors of each Company from time to time serving pursuant to the Company's Articles of Incorporation and Bylaws, as amended.

         1.3 "Book-Entry System" shall mean a federal book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, in Subpart B of 31 CFR Part 350, or in such book-entry regulations of federal agencies as are substantially in the form of such Subpart O.

         1.4 "Business Day" shall mean any day recognized as a settlement day by the New York Stock Exchange, Inc. and any other day for which the Company computes the net asset value of Shares of a Fund.

         1.5      "Fund" shall mean a portfolio of a Company.

         1.6 "Fund Custody Account" shall mean any of the accounts in the name of a Fund, which is provided for in Section 3.2 below.

         1.7 "NASD" shall mean The National Association of Securities Dealers, Inc.

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         1.8      "Officer" shall mean the chairman, president, any vice
                  president, any assistant vice president, the secretary, any assistant secretary, the treasurer, or any assistant treasurer of a Company.

         1.9 "Oral Instructions" shall mean instructions orally transmitted to and accepted by the Custodian because such instructions are reasonably believed by the Custodian to have been given by an Authorized Person and are orally acknowledged or confirmed by the Custodian. Each Company shall cause all Oral Instructions to be confirmed by Written Instructions prior to the end of the next Business Day. If such Written Instructions confirming Oral Instructions are not received by the Custodian prior to a transaction, it shall in no way affect the validity of the transaction or the authorization thereof by the Company. If Oral Instructions vary from the Written Instructions which purport to confirm them, the Custodian shall notify the Company of such variance, but such Oral Instructions will govern unless the Custodian has not yet acted.

         1.10 "Proper Instructions" shall mean Oral Instructions or Written Instructions.

         1.11 "Securities Depository" shall mean the Depository Trust Company and (provided that custodian shall have received a copy of a resolution of the Board of Directors, certified by an Officer, specifically approving the use of such clearing agency as a depository for the Fund) any other clearing agency registered with the Securities and Exchange Commission under
                  Section 17A of the Securities and Exchange Act of 1934 as amended (the "1934 Act"), which acts as a system for the central handling of Securities where all Securities of any particular class or series of an issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of the Securities.

         1.12 "Securities" shall include, without limitation, common and preferred stocks, bonds, call options, put options, debentures, notes, bank certificates of deposit, bankers' acceptances, mortgage-backed securities or other obligations, and any certificates, receipts, warrants or other instruments or documents representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or any similar property or assets that the Custodian has the facilities to clear and to service.

         1.13 "Shares" shall mean, with respect to a Fund, the units of beneficial interest issued by a Company on account of the Fund.

         1.14 "Sub-Custodian" shall mean and include (i) any branch of a "U.S. Bank," as that term is defined in Rule 17f-5 under the 1940 Act, (ii) any "Eligible Foreign Custodian," as that term is defined in Rule 17f-5 under the 1940 Act, having a contract with the Custodian which the Custodian has determined will provide reasonable care of assets of each Fund based on the standards specified in Section 3.3 below. Such contract shall include provisions that provide: (i) for indemnification or insurance arrangements (or any combination of the same), such that each Company will be adequately protected against the risk of loss of assets held in accordance with such contract;
                  (ii) that each Company's assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Sub-Custodian or its creditors, except a claim of payment for their safe



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

                  custody or administration, in the case of cash deposits, liens or rights in favor of creditors of the Sub-Custodian arising under bankruptcy, insolvency or similar laws; (iii) that beneficial ownership of each Company's assets will be freely transferable without the payment of money or value other than for safe custody or administration; (iv) that adequate records will be maintained, identifying the assets as belonging to a Fund or as being held by a third party for the benefit of a Fund; (v) that each Company's independent public accountant will be given access to records or confirmation of the contents of records maintained by Sub-Custodian; and (vi) that each Company will receive periodic reports with respect to the safekeeping of the Company's assets, including, but not limited to, notification of any transfer to or from a Fund's account or a third party account containing assets held for the benefit of the Fund. Such contract may also contain other provisions as the Custodian determines will provide the same or a greater level of care and protection for Company assets.

         1.15 "Written Instructions" shall mean (i) written communications actually received by the Custodian and signed by an Authorized Person, or (ii) communications by facsimile or any other such system from one or more persons reasonably believed by the Custodian to be Authorized Persons, or (iii) communications between electro-mechanical or electronic devices provided that the use of such devices and the procedures for the use thereof shall have been approved by resolutions of the Board of Directors, a copy of which, certified by an Officer, shall have been delivered to the Custodian.

                                   ARTICLE II
                            APPOINTMENT OF CUSTODIAN

         2.1 Appointment. Each Company hereby appoints the Custodian as custodian of all Securities and cash owned by or in the possession of the Company at any time during the period of this Agreement.

         2.2 Acceptance. The Custodian hereby accepts appointment as custodian and agrees to perform the duties hereinafter set forth.

         2.3 Documents to be Furnished. The following documents, including any amendments thereto, will be provided contemporaneously with the execution of this Agreement to the Custodian by each
                  Company:

                  a. A copy of the Articles of Incorporation certified by the Secretary;

                  b. A copy of the Bylaws of the Company certified by the Secretary;

                  c. A copy of the resolution of the Board of Directors of each Company approving the appointment of the Custodian, certified by the Secretary;

                  d. A copy of the then current prospectus and statement of additional information of each Fund; and

                  e. A certification of the chairman and secretary of each Company setting forth the names and signatures of the current Officers of the Company and other Authorized Persons.

         2.4 Notice of Appointment of Dividend and Transfer Agent. Each Company agrees to notify the Custodian in writing of the appointment, termination or change in appointment of any dividend disbursement or transfer agent of the Company.



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

                                   ARTICLE III
                         CUSTODY OF CASH AND SECURITIES

         3.1 Segregation. All Securities and non-cash property held by the Custodian for the account of a Fund (other than Securities maintained in a Securities Depository or Book-Entry System) shall be physically segregated from other Securities and non-cash property in the possession of the Custodian (including the Securities and non-cash property of the other Funds) and shall be identified as subject to this Agreement.

         3.2 Fund Custody Accounts. As to each Fund, the Custodian shall open and maintain in its [trust] department a custody account in the name of each Company coupled with the name of each Fund, subject only to draft or order of the Custodian, in which the Custodian shall enter and carry all Securities, cash and other assets of the Company which are delivered to it.

         3.3      Appointment of Agents.

         (a) In its discretion, the Custodian may appoint one or more Sub-Custodians to act as Securities Depositories or as sub-custodians to hold Securities and cash of a Fund and to carry out such other provisions of this Agreement; provided, however, that the appointment of any such agents and maintenance of any Securities or cash shall be at the Custodian's expense and shall not relieve the Custodian of any of its obligations or liabilities under this Agreement.

         (b) If, after the initial approval of Sub-Custodians by the Board of Directors of a Company, the Custodian wishes to appoint other Sub-Custodians to hold property of a Fund, it will so notify the Company and provide it with information reasonably necessary to determine any such new Sub-Custodian's eligibility under Rule 17f-5 under the 1940 Act, including a copy of the proposed agreement with the Sub-Custodian. The Company shall at the meeting of the Board of Directors next following receipt of such notice and information give a written approval or disapproval of the proposed action.

         (c) The Agreement between the Custodian and each Sub-Custodian acting hereunder shall contain the required provisions set forth in Rule 17f-5(c)(2).

         (d) At the end of each calendar quarter, the Custodian shall provide written reports notifying the Board of Directors of each Company of the placement of Securities and cash of each Fund with a particular Sub-Custodian. The Custodian shall promptly take such steps as may be required to withdraw assets of a Fund from any Sub-Custodian that has ceased to meet the requirements of Rule 17f-5 under the 1940 Act.

         (e) With respect to its responsibilities under this Section 3.3, the Custodian hereby warrants to each Company that it agrees to exercise reasonable care, prudence and diligence of a reasonably careful, prudent and diligent person having responsibility for the safekeeping of fund assets would exercise. The Custodian further warrants that each Sub-Custodian will be subject to the same standard of care as the Custodian considering all factors relevant to the safekeeping of fund assets, including, without limitation: (i) the Sub-



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                  Custodian's practices, procedures and internal controls for certificated securities the method of keeping custodial records and the security and data protection practices; (ii) whether the Sub-Custodian has the requisite financial strength to provide reasonable care for Fund assets; (iii) the Sub-Custodian's general reputation and standing and, in the case of a Securities Depository, the Securities Depository's operating history and number of participants; and (iv) whether the Company will have jurisdiction over and be able to enforce judgments against the Sub-Custodian by virtue of the existence of any offices of the Sub-Custodian in the United States or the Sub-Custodian's consent to service of process in the United States, or otherwise.

         (f) The Custodian shall monitor the appropriateness of maintaining a Fund's assets with a particular Sub-Custodian and shall monitor the Sub-Custodian's performance with respect to the contract governing the Fund's arrangements with such Sub-Custodian.

         3.4 Delivery of Assets to Custodian. Each Company shall deliver, or cause to be delivered, to the Custodian all of its Securities, cash and other assets, including (a) all payments of income, payments of principal and capital distributions received by a Fund with respect to Securities, cash or other assets owned by a Fund at any time during the period of this Agreement, and (b) all cash received by a Fund for the issuance, at any time during such period, of Shares. The Custodian will provide timely notification to each Company and its transfer agent of the receipt of payment for Shares of a Fund. The Custodian shall not be responsible for such Securities, cash or other assets until actually received.

         3.5 Securities Depositories and Book-Entry Systems. The Custodian may deposit and/or maintain Securities of a Fund in a Securities Depository or in a Book-Entry System, subject to the following limitations:

         (a) Prior to the deposit of Securities of a Fund in any Securities Depository or Book-Entry System, the Company shall deliver to the Custodian a resolution of the Board of Directors of the Company, certified by an Officer, authorizing and instructing the Custodian to deposit in such Securities Depository or Book-Entry System all Securities eligible for deposit therein and to make use of such Securities Depository or Book-Entry System to the extent possible and practical in connection with its performance hereunder, including, without limitation, settlements of purchases and sales of Securities, loans of Securities, and deliveries and returns of collateral consisting of Securities.

         (b) Securities of a Fund kept in a Book-Entry System or Securities Depository shall be kept in an account ("Depository Account") of the Custodian in such Book-Entry System or Securities Depository which includes only assets held by the Custodian as a fiduciary.

         (c) The records of the Custodian with respect to Securities of a Fund maintained in a Book-Entry System or Securities Depository shall, by book-entry, identify such Securities as belonging to a Fund.

         (d) If Securities purchased by a Fund are to be held in a Book-Entry System or Securities Depository, the Custodian shall pay for such Securities upon (i) receipt of advice from the Book-Entry System or Securities Depository that such Securities have been transferred to the Depository Account, and (ii) the making of an entry on the records of



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

                  the Custodian to reflect such payment and transfer for the account of a Fund. If Securities sold by a Fund are held in a Book-Entry System or Securities Depository, the Custodian shall transfer such Securities upon (i) receipt of advice from the Book-Entry System or Securities Depository that payment for such Securities has been transferred to the Depository Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Fund.

         (e) The Custodian shall provide each Company with copies of any report (obtained by the Custodian from a Book-Entry System or Securities Depository in which Securities of the Fund are kept) on the internal accounting controls and procedures for safeguarding Securities deposited in such Book-Entry System or Securities Depository.

         (f) Anything to the contrary in this Agreement notwithstanding, the Custodian shall be liable for any loss or damage to a Fund resulting (i) from the use of a Book-Entry System or Securities Depository by reason of any negligence, bad faith, or willful misconduct on the part of Custodian or any Sub-Custodian appointed pursuant to Section 3.3, or (ii) from failure of Custodian or any Sub-Custodian to enforce such rights as it may have against a Book-Entry System or Securities Depository. At its election, a Fund shall be subrogated to the rights of the Custodian with respect to any claim against a Book-Entry System or Securities Depository or any other person for any loss or damage to a Fund arising from the use of such Book-Entry System or Securities Depository, if and to the extent that the Fund has not been made whole for such loss or damage.

         3.6 Disbursement of Moneys from Fund Custody Account. Upon receipt of Proper Instructions, the Custodian shall disburse moneys from a Fund Custody Account but only in the following cases:

                  (a) For the purchase of Securities for a Fund but only in accordance with Section 4.1 of this Agreement and only (i) in the case of Securities (other than options on Securities, futures contracts and options on futures contracts), against the delivery to the Custodian (or any Sub-Custodian appointed pursuant to Section 3.3 above) of such Securities registered as provided in Section 3.9 below or in proper form for transfer or, if the purchase of such Securities is effected through a Book-Entry System or Securities Depository, in accordance with the conditions set forth in Section 3.5 above; (ii) in the case of options on Securities, against delivery to the Custodian (or any Sub-Custodian appointed pursuant to Section 3.3 above) of such receipts as are required by the customs prevailing among dealers in such options; (iii) in the case of futures contracts and options on futures contracts, against delivery to the Custodian (or any Sub-Custodian appointed pursuant to Section 3.3 above) of evidence of title thereto in favor of the Fund or any nominee referred to in
                           Section 3.9 below; and (iv) in the case of repurchase or reverse repurchase agreements entered into between a Fund and a bank which is a member of the Federal Reserve System or between a Fund and a primary dealer in U.S. Government securities, against delivery of the purchased Securities either in certificate form or through an entry crediting the Custodian's account at a Book-Entry System or Securities Depository with such Securities;

                  (b) In connection with the conversion, exchange or surrender, as set forth in Section




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                           3.7(f) below, of Securities owned by a Fund;

                  (c) For the payment of any dividends or capital gain distributions declared by a Fund;

                  (d) In payment of the redemption price of Shares as provided in Section 5.1 below;

                  (e) For the payment of any expense or liability incurred by a Fund, including, but not limited to, the following payments for the account of the Fund: interest, taxes, administration, investment advisory, accounting, auditing, transfer agent, custodian, and legal fees and other operating expenses of the Fund, whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

                  (f) For transfer in accordance with the provisions of any agreement among a Company, the Custodian and a broker-dealer registered under the 1934 Act and a member of the NASD, relating to compliance with rules of the Options Clearing Corporation and of any registered national securities exchange (or of any similar organization or organizations) regarding escrow or other arrangements in connection with transactions by a Fund;

                  (g) For transfer in accordance with the provision of any agreement among a Company, the Custodian, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market (or any similar organization or organizations) regarding account deposits in connection with transactions by a Fund;

                  (h) For the funding of any uncertificated time deposit or other interest-bearing account with any banking institution (including the Custodian), which deposit or account has a term of one year or less;

                  (i) For payment of the amount of dividends received in respect of securities sold short; and

                  (j) For any other proper purpose, but only upon receipt, in addition to Proper Instructions, of a copy of a resolution of the Board of Directors, certified by an Officer, specifying the amount and purpose of such payment, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made.

         3.7 Delivery of Securities from Fund Custody Account. Upon receipt of Proper Instructions, the Custodian shall release and deliver Securities from a Fund Custody Account but only in the following cases:

                  (a) Upon the sale of Securities for the account of a Fund but only against receipt of payment therefor in cash or by certified or cashiers check or bank credit;




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

                  (b) In the case of a sale effected through a Book-Entry System or Securities Depository, in accordance with the provisions of Section 3.5 above;

                  (c) To an offeror's depository agent in connection with tender or other similar offers for Securities of the Fund;

                  (d) To the issuer thereof or its agent (i) for transfer into the name of a Fund, the Custodian or any Sub-Custodian appointed pursuant to Section 3.3 above, or into the name of any nominee of any of the foregoing, (ii) for exchange for a different number of certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new Securities are to be delivered to the Custodian, or (iii) when such Securities are called, redeemed, retired or otherwise become payable; provided that, in such case, the cash or other consideration is to be delivered to the Custodian.

                  (e) To the broker selling Securities, for examination in accordance with the "street delivery" custom;

                  (f) For exchange or conversion pursuant to any plan or merger, consolidation, recapitalization, reorganization or readjustment of the issuer of such Securities, or pursuant to provisions for conversion contained in such Securities, or pursuant to any deposit agreement; provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian;

                  (g) Upon receipt of payment therefor pursuant to any repurchase or reverse repurchase agreement entered into by a Fund;

                  (h) In the case of warrants, rights or similar Securities, upon the exercise thereof; provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian;

                  (i) For delivery in connection with any loans of Securities made by a Fund, but only against receipt of such collateral as the Company shall have specified to the Custodian in Proper Instructions;

                  (j) For delivery as security in connection with any borrowings by a Fund requiring a pledge of assets by the Company, but only against receipt by the Custodian of the amounts borrowed;

                  (k) Pursuant to any authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of a Company;

                  (l) For delivery in accordance with the provisions of any agreement among a Company, the Custodian and a broker-dealer registered under the 1934 Act and a member of the NASD, relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or of any similar organization or organizations) regarding escrow or other arrangements in connection with transactions by the Funds;


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

                  (m) For delivery in accordance with the provisions of any agreement among a Company, the Custodian, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market (or any similar organization or organizations) regarding account deposits in connection with transactions by the Funds;

                  (n) Upon receipt of instructions from the transfer agent for a Fund, for delivery to such transfer agent or to the holders of Shares in connection with a distribution in kind; or

                  (o) For any other proper corporate purpose, but only upon receipt, in addition to Proper Instructions, of a copy of a resolution of the Board of Directors of the Company, certified by an Officer, specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such Securities shall be made.

         3.8 Actions Not Requiring Proper Instructions. Unless otherwise instructed by a Company, the Custodian may, in its discretion, and without express authority from a Company:

                  (a) Subject to Section 7.4 below, collect on a timely basis all income and other payments to which a Company is entitled either by law or pursuant to custom in the securities business;

                  (b) Present for payment and, subject to Section 7.4 below, collect on a timely basis the amount payable upon all Securities which may mature or be called, redeemed, retired or otherwise become payable;

                  (c) Endorse for collection, in the name of the Company, checks, drafts and other negotiable instruments;

                  (d) Surrender interim receipts or Securities in temporary form for Securities in definitive form;

                  (e) Execute, as custodian, any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect, and prepare and submit reports to the Internal Revenue Service ("IRS") and to each Company at such time, in such manner and containing such information as is prescribed by the IRS;

                  (f) Hold for the Funds, either directly or, with respect to Securities held therein, through a Book-Entry System or Securities Depository, all rights and similar securities issued with respect to Securities of the Funds;

                  (g) In general, and except as otherwise directed in Proper Instructions, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with Securities and assets of the Funds.

         3.9 Registration and Transfer of Securities. All Securities held for a Fund that are issued or issuable only in bearer form shall be held by the Custodian in that form, provided that any such Securities shall be held in a Book-Entry System if eligible therefor. All other Securities held for a Fund may be registered in the name of the Fund, the Custodian (or any Sub-Custodian appointed pursuant to Section 3.3 above), or in the name of any nominee of any of them, or in the name of a Book-Entry System, Securities Depository or any nominee of either thereof. Each Company shall furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of any of the nominees hereinabove referred to or in the name of a Book-Entry System or Securities Depository, any Securities registered in the name of a Fund.

         3.10     Records.

                  (a) The Custodian shall maintain, by Fund, complete and accurate records with respect to Securities, cash or other property held for such Fund, including: (i) journals or other records of original entry containing an itemized daily record in detail of all receipts and deliveries of Securities and all receipts and disbursements of cash; (ii) ledgers (or other records) reflecting (A) Securities in transfer,
                           (B) Securities in physical possession, (C) monies and Securities borrowed and monies and Securities loaned (together with a record of the collateral therefor and substitutions of such collateral), (D) dividends and interest received, and (E) dividends receivable and interest receivable; and (iii) canceled checks and bank records related thereto. The Custodian shall keep such other books and records of a Fund as each Company shall reasonably request, or as may be required by the 1940 Act, including, but not limited to, Section 31 of the 1940 Act and Rule 31a-2 promulgated thereunder, applicable federal and state tax laws and any other law or administrative rules or procedures which may be applicable to a Fund.

                  (b) All such books and records maintained by the Custodian shall (i) be maintained in a form acceptable to each Company and in compliance with rules and regulations of the Securities and Exchange Commission, (ii) be the property of the Company and at all times during the regular business hours of the Custodian be made available upon request for inspection by duly authorized officers, employees or agents of each Company and employees or agents of the Securities and Exchange Commission, and (iii) if required to be maintained by Rule 31a-1 under the 1940 Act, be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act.

         3.11 Fund Reports by Custodian. The Custodian shall furnish each Company with a daily activity statement and a summary of all transfers to or from each Fund Custody Account on the day following such transfers. At least monthly and upon a Company's request, the Custodian shall furnish the Company with a detailed statement of the Securities and moneys held by the Custodian (and the Sub-Custodians) for the Fund under this Agreement, including certificate numbers in each such statement.

         3.12 Other Reports by Custodian. The Custodian shall provide each Company with such reports, as the Company may request from time to time or as may be required by law, on the internal accounting controls and procedures for safeguarding Securities, which are employed by the Custodian (or any Sub-Custodian appointed pursuant to Section 3.3 above).

         3.13 Proxies and Other Materials. The Custodian shall cause all proxies relating to Securities which are not registered in the name of the Funds to be promptly executed by the registered holder of such Securities, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to each Company such proxies, all proxy soliciting materials and all notices relating to such Securities.

         3.14 Information on Corporate Actions. The Custodian shall promptly deliver to each Company all information received by the Custodian and pertaining to Securities being held by a Fund with respect to optional tender or exchange offers, calls for redemption or purchase, or expiration of rights as described in the Standards of Service Guide attached as Exhibit B. If a Company desires to take action with respect to any tender offer, exchange offer or other similar transaction, the Company shall notify the Custodian at least five Business Days prior to the date on which the Custodian is to take such action. Each Company will provide or cause to be provided to the Custodian all relevant information for any Security which has unique put/option provisions at least five Business Days prior to the beginning date of the tender period.

                                   ARTICLE IV
                  PURCHASE AND SALE OF INVESTMENTS OF THE FUND

         4.1 Purchase of Securities. Promptly upon each purchase of Securities for a Company, Written Instructions shall be delivered to the Custodian, specifying (a) the name of the issuer or writer of such Securities, and the title or other description thereof, (b) the number of shares, principal amount (and accrued interest, if any) or other units purchased, (c) the date of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase, and (f) the name of the person to whom such amount is payable. The Custodian shall upon receipt of such Securities purchased by the Fund pay out of the moneys held for the account of the Fund the total amount specified in such Written Instructions to the person named therein. The Custodian shall not be under any obligation to pay out moneys to cover the cost of a purchase of Securities for a Fund if the Fund's Custody Account has insufficient cash available for which such purchase was made.

         4.2 Liability for Payment in Advance of Receipt of Securities Purchased. In each and every case where payment for the purchase of Securities for a Company is made by the Custodian in advance of receipt of the Securities purchased but in the absence of specified Written Instructions to so pay in advance, the Custodian shall be liable to the Fund for such Securities to the same extent as if the Securities had been received by the Custodian.

         4.3 Sale of Securities. Promptly upon each sale of Securities by a Fund, Written Instructions shall be delivered to the Custodian, specifying (a) the name of the issuer or writer of such Securities, and the title or other description thereof, (b) the number of shares, principal amount (and accrued interest, if any), or other units sold,
                  (c) the date of sale and settlement, (d) the sale price per unit, (e) the total amount payable upon such sale, and (f) the person to whom such Securities are to be delivered. Upon receipt of the total amount payable to the Fund as specified in such Written Instructions, the Custodian shall deliver such Securities to the person specified in such Written Instructions. Subject to the foregoing, the Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

         4.4 Delivery of Securities Sold. Notwithstanding Section 4.3 above or any other provision of this Agreement, the Custodian, when instructed to deliver Securities against payment, shall be entitled, if in accordance with "street delivery" custom, to deliver such Securities prior to actual receipt of final payment therefor; provided that in such case, the Custodian shall have no liability for any loss arising from the delivery of such Securities prior to receiving payment for such Securities except as may arise from Custodian's own negligence or willful misconduct.

         4.5 Liability for Payment for Securities Sold. The Custodian may credit a Fund Custody Account, in its sole discretion prior to actual receipt of final payment for Securities sold, with (i) proceeds from the sale of Securities which it has been instructed to deliver against payment, (ii) proceeds from the redemption of Securities or other assets of the Fund, and
                  (iii) income from cash, Securities or other assets of the Fund. Any such credit shall be conditional upon actual receipt by Custodian of final payment and may be reversed if final payment is not actually received in full. The Custodian may, in its sole discretion, permit a Fund to use funds so credited to a Fund Custody Account in anticipation of actual receipt of final payment. In such case, the funds shall be repayable immediately upon demand made by the Custodian at any time prior to the actual receipt of such final payment.

         4.6 Advances by Custodian for Settlement. The Custodian may, in its sole discretion and from time to time, advance funds to a Company to facilitate the settlement of transactions in a Fund Custody Account. Any such advance shall be repayable immediately upon demand made by the Custodian.

                                    ARTICLE V
                            REDEMPTION OF FUND SHARES

         5.1 Transfer of Funds. From such funds as may be available for the purpose in the relevant Fund Custody Account, and upon receipt of Proper Instructions specifying that the funds are required to redeem Shares of the Fund, the Custodian shall wire each amount specified in such Proper Instructions to such bank as the Company may designate.

         5.2 No Duty Regarding Paying Banks. The Custodian shall not be under any obligation to effect payment or distribution by any bank designated in Proper Instructions given pursuant to
                  Section 5.1 above of any amount pay by the Custodian to such bank in accordance with such Proper Instructions.

                                   ARTICLE VI
                               SEGREGATED ACCOUNTS

         Upon receipt of Proper Instructions, the Custodian shall establish and maintain a segregated account or accounts for and on behalf of each Fund, into which account may be transferred cash and/or Securities, including Securities maintained in a Depository Account;

         (a) in accordance with the provisions of any agreement among a Company, the Custodian and a broker-dealer registered under the 1934 Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange
                  Act), relating to compliance with the rules of the Options Clearing Company and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund,

         (b) for purposes of segregating cash or Securities in connection with securities options purchased or written by the Fund or in connection with financial futures contracts (or options thereon) purchased or sold by the Fund,

         (c) which constitute collateral for loans of Securities made by the Fund,

         (d) for purposes of compliance by the Fund with requirements under the 1940 Act for the maintenance of segregated accounts by registered investment companies in connection with reverse repurchase agreements and when-issued, delayed delivery and firm commitment transactions, and

         (e) for other proper corporate purposes, but only upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board of Directors, certified by an Officer, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

         Each segregated account established under this Article VI shall be established and maintained for a single Fund only. All Proper Instructions relating to a segregated account shall specify the Fund involved.

                                   ARTICLE VII
                            CONCERNING THE CUSTODIAN

         7.1 Standard of Care. The Custodian shall be held to the exercise of reasonable care in carrying out its obligations under this Agreement, and shall be without liability to any Company for any loss, damage, cost, expense, liability or claim unless such loss, damage, cost, expense, liability or claim arises from negligence, bad faith or willful misconduct of the Custodian or on any Sub-Custodian appointed pursuant to
                  Section 3.3 above. The Custodian shall be entitled to rely on and may act upon advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. The Custodian shall promptly notify the Company of any action taken or omitted by the Custodian pursuant to advice of counsel.

         7.2 Actual Collection Required. The Custodian shall not be liable for, or considered to be the custodian of, any cash belonging to a Fund or any money represented by a check, draft or other instrument for the payment of money, until the Custodian or its agents actually receive such cash or collect on such instrument.

         7.3 No Responsibility for Title, etc. So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received or delivered by it pursuant to this Agreement.

         7.4 Limitation on Duty to Collect. Custodian shall not be required to enforce collection, by legal means or otherwise, of any money or property due and payable with respect to Securities held for the Fund if such Securities are in default or payment is not made after due demand or presentation.

         7.5 Reliance Upon Documents and Instructions. The Custodian shall be entitled to rely upon any certificate, notice or other instrument in writing received by it and reasonably believed by it to be genuine. The Custodian shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by it pursuant to this Agreement.

         7.6 Co-operation. The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by a Company to keep the books of account of each Fund and/or compute the value of the assets of the Fund or, if directed in writing to do so by the Fund, shall itself keep such books of account and/or compute such net asset value per share. The Custodian shall take all such reasonable actions as each Company may from time to time request to enable the Company to obtain, from year to year, favorable opinions from the Company's independent accountants with respect to the Custodian's activities hereunder in connection with (a) the preparation of the Company's reports on Form N-1A and Form N-SAR and any other reports required by the Securities and Exchange Commission, and (b) the fulfillment by the Company of any other requirements of the Securities and Exchange Commission.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Indemnification by Company. Each Company shall indemnify and hold harmless the Custodian from and against any loss, damage, cost, expense (including reasonable attorneys' fees), liability or claim arising directly or indirectly (a) from the fact that Securities of the Company are registered in the name of any nominee, or (b) from any action or inaction by the Custodian or such Sub-Custodian (i) at the request or direction of or in reliance on the advice of the Company, or
                  (ii) upon Proper Instructions, or (c) generally, from the performance of its obligations under this Agreement, provided that the Custodian shall not be indemnified and held harmless from and against any such loss, damage, cost, expense, liability or claim arising from the Custodian's or any Sub-Custodian's or nominee's negligence, bad faith or willful misconduct.

         8.2 Indemnification by Custodian. The Custodian shall indemnify and hold harmless each Company from and against any loss, damage, cost, expense (including reasonable attorneys' fees), liability or claim arising from the negligence, bad faith or willful misconduct of the Custodian or any Sub-Custodian appointed pursuant to Section 3.3 above, or any nominee of the Custodian or of such Sub-Custodian.

         8.3 Indemnity to be Provided. If a Company requests the Custodian to take any action with respect to Securities, which may, in the opinion of the Custodian, result in the Custodian or its nominee becoming liable for the payment of money or incurring liability of some other form, the Custodian shall not be required to take such action until the Company shall have provided indemnity therefor to the Custodian in an amount and form satisfactory to the Custodian.

         8.4 Security. If the Custodian advances cash or Securities to a Fund for any purpose, either at a Company's request or as otherwise contemplated in this Agreement the assets held for the account of the Fund shall be security therefor, and should the Fund fail to promptly to repay or indemnify the Custodian, the Custodian shall be entitled to utilize available cash of such Fund and to dispose of other assets of the Fund to the extent necessary to obtain reimbursement or indemnification.

                                   ARTICLE IX
                                  FORCE MAJEURE

         Neither the Custodian nor any of the Companies shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; strikes; epidemics; riots; power failures; computer failure and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that the Custodian in the event of a failure or delay (i) shall not discriminate against the Company in favor of any other customer of the Custodian in making computer time and personnel available to input or process the transactions contemplated by this Agreement and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay.

                                    ARTICLE X
                          EFFECTIVE PERIOD; TERMINATION

         10.1 Effective Period. This Agreement shall become effective as of the date hereof with respect to AEF and on or about May 1, 2000 (with the parties to agree upon the exact effective date) with respect to JGF and JFI and, unless sooner terminated as provided herein, shall continue subject to Board of Directors approval in effect for successive annual periods.

         10.2 Termination. This Agreement may be terminated by any party to this Agreement, upon giving sixty (60) days prior written notice to the other parties or such shorter period as is mutually agreed upon by the parties.

                  If a successor custodian shall has been appointed by the Board of Directors, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, on such specified date of termination (a) deliver directly to the successor custodian all Securities (other than Securities held in a Book-Entry System or Securities Depository) and cash then owned by the Fund and held by the Custodian as custodian, and (b) transfer any Securities held in a Book-Entry System or Securities Depository to an account of or for the benefit of a Fund at the successor custodian, provided that the Company shall have paid to the Custodian all fees, expenses and other amounts to the payment or reimbursement of which it shall then be entitled.

                  Each Company may at any time immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

         10.3 Failure to Appoint Successor Custodian. If a successor custodian is not designated by the Company on or before the date of termination specified pursuant to Section 10.1 above, then the Custodian shall have the right to deliver to a bank or trust company of its own selection, which (a) is a "bank" as defined in the 1940 Act and (b) has aggregate capital, surplus and undivided profits as shown on its then most recent published report of not less than $25 million, all Securities, cash and other property held by Custodian under this Agreement and to transfer to an account of or for each Fund at such bank or trust company all Securities of the Fund held in a Book-Entry System or Securities Depository. Upon such delivery and transfer, such bank or trust company shall be the successor custodian under this Agreement.

                                   ARTICLE XI
                            COMPENSATION OF CUSTODIAN

         The Custodian shall be entitled to compensation as agreed upon from time to time by each Company and the Custodian. The fees and other charges in effect on the date hereof and applicable to each Fund are set forth in Exhibit C attached hereto.

                                   ARTICLE XII
                             LIMITATION OF LIABILITY

         It is expressly agreed that the obligations of each Company hereunder shall not be binding upon any of the Company's shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the property of the Company as provided in such Company's Articles of Incorporation, as amended. The execution and delivery of this Agreement has been authorized by each Company, and this Agreement has been signed and delivered by an authorized Officer of each Company, acting as such, and neither such authorization by the Company nor such execution and delivery by such Officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the corporation property of the Company as provided in the above-mentioned Articles of Incorporation.

                                  ARTICLE XIII
                                     NOTICES

         Unless otherwise specified herein, all demands, notices, instructions, and other communications to be given hereunder shall be in writing and shall be sent or delivered to the recipient at the address set forth after its name hereinbelow:

         To a Company:
         Jundt Associates, Inc.
         Attn:  Jon Essen
         1550 Utica Avenue South, Suite 950
         Minneapolis, MN 55416


         To Custodian:
         Firstar Bank, N.A.
         425 Walnut Street, M.L. CN-WN-06TC
         Cincinnati, Ohio   45202
         Attention:  Mutual Fund Custody Services
         Telephone:  (513)  632-3033
         Facsimile:  (513)  632-3299

or at such other address as the parties shall have provided to the other by notice given in accordance with this Article XIII. Writing shall include transmissions by or through teletype, facsimile, central processing unit connection, on-line terminal and magnetic tape.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         14.2 References to Custodian. The Company shall not circulate any printed matter which contains any reference to the Custodian without the prior written approval of the Custodian, excepting printed matter contained in the prospectus or statement of additional information for a Fund and such other printed matter which merely identifies the Custodian as custodian for a Fund. Each Company shall submit printed matter requiring such approval to the Custodian in draft form, allowing sufficient time for review by the Custodian and its counsel prior to any deadline for printing.

         14.3 No Waiver. No failure by any party hereto to exercise, and no delay by such party in exercising, any right hereunder shall operate as a waiver thereof. The exercise by any party hereto of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein are cumulative and not exclusive of any remedies provided at law or in equity.

         14.4 Amendments. This Agreement cannot be changed orally and no amendment to this Agreement shall be effective unless evidenced by an instrument in writing executed by the parties hereto.

         14.5 Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

         14.6 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

         14.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party hereto without the written consent of the other party hereto.

         14.8 Headings. The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.


THE JUNDT GROWTH FUND, INC.             FIRSTAR BANK, N.A.


By:______________________________            By: _______________________________


Attest:__________________________            Attest:____________________________


JUNDT FUNDS, INC.


By:______________________________


Attest:__________________________


AMERICAN EAGLE FUNDS, INC.


By:______________________________


Attest:__________________________

                                    EXHIBIT A

                               AUTHORIZED PERSONS

         Set forth below are the names and specimen signatures of the persons authorized by each Company to administer the Fund Custody Accounts.

Authorized Persons                           Specimen Signatures
------------------                           -------------------

James R. Jundt                               ___________________


Marcus E. Jundt                              ___________________


Jean M. Smith                                ___________________


Derek M. Eull                                ___________________


Lawrence A. Neumann                          ___________________


Jon C. Essen                                 ___________________


Paul Bottum                                  ___________________


Crag Shaw                                    ___________________


Deborah Henry                                ___________________


Jacqueline Schuckert                         ___________________

                                    EXHIBIT B

                               FIRSTAR BANK, N.A.
                           STANDARDS OF SERVICE GUIDE

                                    EXHIBIT C

                               FIRSTAR BANK, N.A.
                          DOMESTIC CUSTODY FEE SCHEDULE

Firstar Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

Annual fee based upon market value
         1 basis point per year
         Minimum annual fee per Fund - $3,000

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
         $12.00 per book entry security (depository or Federal Reserve system) $25.00 per definitive security (physical)
         $25.00 per mutual fund trade
         $75.00 per Euroclear
         $ 8.00 per principal reduction on pass-through certificates
         $ 6.00 per short sale/liability transaction
         $35.00 per option/futures contracts
         $15.00 per variation margin
         $15.00 per Fed wire deposit or withdrawl

Variable Amount Demand Notes: Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates. Our charge, which is 1/4 of 1%, is deducted from the variable amount note income at the time it is credited to your account.

Plus reasonable out-of-pocket expenses, and extraordinary expenses based upon complexity

Fees are billed monthly, based upon market value at the beginning of the month